FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2004

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 725,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On March 29, 2004, the Company issued a press release announcing that OG&E and Smith Cogeneration have reached a tentative, 15-year power sales agreement under which OG&E will continue to purchase power from Smith Cogeneration’s PowerSmith facility at Dayton Tire, which is furnished as Exhibit 99.01 and incorporated herein by reference.

        The Company issued a separate press release on March 29, 2004 announcing that the customer savings guarantee of at least $75 million over three years made by OG&E would not be affected by a new agreement to purchase electric power from Smith Cogeneration, which is furnished as Exhibit 99.02 and incorporated herein by reference. For further information, see the press releases attached as Exhibit 99.01 and Exhibit 99.02.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated March 29, 2004, announcing OG&E and Smith Cogeneration reach tentative agreement.
99.02	Press release dated March 29, 2004, announcing OG&E: Savings pledge not threatened by Smith contract.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

March 30, 2004

Exhibit 99.01

OG&E and Smith Cogeneration reach tentative agreement
New Contract to benefit Dayton and OG&E customers

OKLAHOMA CITY – OG&E Electric Services and Smith Cogeneration Inc. today announced that they have reached a tentative, 15-year power sales agreement under which OG&E will continue to purchase power from Smith Cogeneration’s PowerSmith facility at Dayton Tire.

The terms of the agreement are being finalized and will be subject to approval by the Oklahoma Corporation Commission (OCC). For the deal to become final, Smith Cogeneration must also reach a long-term steam sales agreement with Dayton Tire.

OG&E and Smith Cogeneration have been in negotiations for several months due to the August 2004 expiration of an existing 15-year power sales contract. Currently, the Smith plant puts 110 megawatts onto the OG&E system and also provides Dayton with inexpensive steam that is used in the tire manufacturing process.

Don Smith, Smith Cogeneration CEO, said, “We’re confident that we have the basis for a long-term contract that will secure a low-cost steam source for Dayton Tire. We’re hopeful that this will help keep Dayton here for many years to come.”

Pete Delaney, OGE Energy Corp. Executive Vice President, said that the agreement will help the utility manage future costs and provide greater flexibility in its power-generating operations.

“The agreement secures power at a reasonable cost to OG&E customers for the long term,” Delaney said. “It also provides efficient operational flexibility in managing our existing generation facilities, including the McClain plant, which we expect to take ownership of this year. It also provides a long-term steam supply benefit to Dayton that helps maintain the plant’s competitiveness.”

Both parties also expressed their appreciation to the Governor’s office, the Oklahoma Corporation Commission, the Oklahoma Department of Commerce, Oklahoma Legislature, the State Chamber and Oklahoma City Chamber of Commerce for their support in the negotiation process.

A final contract is expected within the next 15 days. Once signed, the contract will be forwarded to the OCC for approval.

Smith Cogeneration Inc. is the managing general partner of PowerSmith. Smith Cogeneration is actively engaged in developing and operating cogeneration power projects in China, Pakistan, India, Dominican Republic and Bangladesh.

OG&E is Oklahoma’s largest electric utility, with approximately 725,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OG&E is a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE).

Exhibit 99.02

OG&E: Savings pledge not threatened by Smith contract

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) said today the customer savings guarantee of at least $75 million over three years made by its subsidiary, Oklahoma Gas and Electric Company (OG&E), would not be affected by a new agreement to purchase electric power from Smith Cogeneration.

OG&E and Smith today announced a tentative agreement under which OG&E would continue to purchase power from Smith’s cogeneration facility at Oklahoma City’s Dayton Tire plant.

“We have said that allowing our contract with Smith to expire this year was a key component of our savings guarantee, but we have negotiated a new agreement that will keep Smith’s generating capacity available to us, extend the low-cost steam arrangement for the Dayton plant, and allow us to honor our promise of savings to our customers,” said James R. Hatfield, senior vice president and chief financial officer of OGE Energy. “We are pleased we were able to reach this agreement, which has been crafted to ensure that our ability to provide savings to our customers is not impaired.”

OG&E is Oklahoma’s largest electric utility, with approximately 725,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas.